EXHIBIT 99

TXU CORP. AND SUBSIDIARIES

CONDENSED STATEMENT OF CONSOLIDATED INCOME

(Unaudited)

Twelve Months Ended June 30, 2005
(millions of dollars, except per share amounts)
Operating revenues	$9,400

Costs and expenses:
Cost of energy sold and delivery fees	3,583
Operating costs	1,401
Depreciation and amortization	769
Selling, general and administrative expenses	928
Franchise and revenue-based taxes	362
Other income	(191)
Other deductions	744
Interest income	(41)
Interest expense and related charges	721

Total costs and expenses	8,276

Income from continuing operations before income taxes and cumulative effect of changes in accounting principles	1,124

Income tax expense	293

Income from continuing operations before cumulative effect of changes in accounting principles	831

Income from discontinued operations, net of tax effect	10

Cumulative effect of changes in accounting principles, net of tax effect	10

Net income	851

Preference stock dividends	21

Net income available for common stock	$830

Average shares of common stock outstanding (millions):
Basic	260
Diluted	264

Per share of common stock - Basic:
Income from continuing operations before cumulative effect of changes in accounting principles	$3.20
Preference stock dividends	(0.08)
Income from continuing operations available for common stock	3.12
Income from discontinued operations, net of tax effect	0.04
Cumulative effect of changes in accounting principles, net of tax effect	0.03
Net income available for common stock	3.19

TXU CORP. AND SUBSIDIARIES

CONDENSED STATEMENT OF CONSOLIDATED INCOME

(Unaudited)

Twelve Months Ended June 30, 2005
(millions of dollars, except per share amounts)
Per share of common stock - Diluted:
Income from continuing operations before cumulative effect of changes in accounting principles	1.26
Preference stock dividends	(0.08)
Income from continuing operations available for common stock	1.18
Income from discontinued operations, net of tax effect	0.04
Cumulative effect of changes in accounting principles, net of tax effect	0.04
Net income available for common stock	1.26
Dividends declared	1.8125